DIGITALFX INTERNATIONAL, INC.


                                                FILED PURSUANT TO RULE 424(B)(3)
                                                     REGISTRATION NO. 333-136855


                           PROSPECTUS SUPPLEMENT NO. 1
                     (TO PROSPECTUS DATED NOVEMBER 30, 2006)

         This is a prospectus supplement to our prospectus dated November 30, 2006 relating to the resale from time to time by selling shareholders of up to 22,095,892 shares of our Common Stock. On December 5, 2006, we filed with the Securities and Exchange Commission a Current Report on Form 8-K. The text of the Current Report on Form 8-K is attached to and made a part of this prospectus supplement. Exhibit 99.1 to the Current Report on Form 8-K is included with this prospectus supplement and is incorporated by reference herein.

         This prospectus supplement should be read in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the prospectus.

         THE SECURITIES OFFERED BY THE PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE "RISK FACTORS" REFERENCED ON PAGE 4 OF THE PROSPECTUS IN DETERMINING WHETHER TO PURCHASE THE COMMON STOCK.

           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS DECEMBER 8, 2006.

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                          -----------------------------

                                    FORM 8-K
                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                 Date of Report:

                        (Date of earliest event reported)

                                DECEMBER 4, 2006

                          ----------------------------

                          DIGITALFX INTERNATIONAL, INC.
               (Exact name of registrant as specified in charter)


                                     FLORIDA
         (State or other Jurisdiction of Incorporation or Organization)


       0-27551                                            65-0358792
(Commission File Number)                       (IRS Employer Identification No.)


                             3035 EAST PATRICK LANE
                                    SUITE #9
                               LAS VEGAS, NV 89120
                         (Address of Principal Executive
                              Offices and zip code)

                                  702-938-9300
                             (Registrant's telephone
                          number, including area code)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

         Information included in this Form 8-K may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). This information may involve known and unknown risks, uncertainties and other factors which may cause DigitalFX International, Inc.'s (the "Registrant," "we," "our" or "us") actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology. Forward-looking statements are based on assumptions that may be incorrect, and there can be no assurance that any projections or other expectations included in any forward-looking statements will come to pass. Our actual results could differ materially from those expressed or implied by the forward-looking statements as a result of various factors. Except as required by applicable laws, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

SECTION 7 - REGULATION FD

ITEM 7.01  REGULATION FD DISCLOSURE.

         On December 4, 2006, DigitalFX International, Inc. issued a press release providing guidance regarding its financial results for the quarter and fiscal year ended December 31, 2006, and initial guidance regarding 2007 revenue and margins. A copy of the press release is being furnished as Exhibit 99.1 to this report and is incorporated herein by reference.

         The information in this report shall not be deemed "filed" for purposes of Section 18 of the Exchange Act, nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS.

(a)      FINANCIAL STATEMENTS OF BUSINESS ACQUIRED. Not applicable.

(b)      PRO FORMA FINANCIAL INFORMATION. Not applicable.

(c)      SHELL COMPANY TRANSACTIONS. Not applicable.

(d)      EXHIBITS.

         99.1     Press Release issued by the Registrant on December 4, 2006.


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


                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, DigitalFX International, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    DIGITALFX INTERNATIONAL, INC.

Date:  December 8, 2006             By:    /S/ CRAIG ELLINS
                                           -------------------------------------
                                           Craig Ellins
                                           Chairman, Chief Executive Officer
                                           and President


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


                                  EXHIBIT INDEX


EXHIBIT
NUMBER   DESCRIPTION OF EXHIBIT
-------  -----------------------------------------------------------------------
99.1     Press Release issued by the Registrant on December 4, 2006.

                                                                    EXHIBIT 99.1

Press Release                              Source: DigitalFX International, Inc.

DIGITALFX INTERNATIONAL, INC. ANNOUNCES Q4 '06 AND FULL YEAR '06 REVENUE GUIDANCE, AS WELL AS INITIAL 2007 REVENUE AND MARGINS GUIDANCE

FULL YEAR '06 REVENUE  GUIDANCE:  $22.5 MILLION;  INITIAL 2007 REVENUE GUIDANCE:
$50 MILLION - $60 MILLION


LAS VEGAS, NV--(MARKET WIRE)--Dec 4, 2006 -- DIGITALFX INTERNATIONAL, INC. ("DigitalFX" or the "Company") (OTC BB:DFXN.OB - NEWS), a digital communications and social networking company, announced today Q4 and full year '06 revenue guidance, as well as initial 2007 revenue and margins guidance.

DIGITALFX anticipates fourth quarter revenue of approximately $6.3 million, as compared to $2.2 million for Q4 '05 -- a 186% increase. DIGITALFX anticipates full year revenue of approximately $22.5 million, as compared to $5.1 million for full year 2005 -- a 341% increase.

The Company anticipates full year 2007 revenue of approximately $50 million to $60 million, with gross profit margins of approximately 80% and operating profit margins of approximately 10% - 15%.

About DigitalFX International, Inc.

DIGITALFX is a digital communications and social networking company. The Company develops and markets proprietary web-based social networking software applications, including video email, video instant messaging and live webcasting. DIGITALFX bundles its proprietary applications with other open source applications and sells them as an integrated suite through an Internet-based subscription model. The Company's Web 2.0 communication tools enable users to create, transcode, share, manage and store all forms of digital media content (i.e., photos, videos, music, documents). These innovative social networking applications are scalable, customizable and highly extendible.

Currently, the primary source of subscribers for these applications is the Company's social networking website, www.helloworld.com. DIGITALFX intends to aggressively expand its subscription base by offering its suite of communications tools to affinity groups, enterprises and other social networks, using its unique multi-tiered marketing program. By providing subscribers with its rich and expanding suite of collaborative applications, DIGITALFX is facilitating the rapidly accelerating trends in streaming media, social networking, on-demand collaboration and self-generated media publishing. With its dynamic marketing strategy and the ease of use of its products, the Company intends to simplify the digital lives of millions of subscribers.

FORWARD-LOOKING STATEMENTS

The information contained herein includes forward-looking statements. These statements relate to future events or to our future financial performance, and involve known and unknown risks,


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


uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. An example of a forward-looking statement includes anticipated completion of the beta testing of Company's new
5.0 product. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. The safe harbor for forward-looking statements contained in the Securities Litigation Reform Act of 1995 protects companies from liability for their forward-looking statements if they comply with the requirements of the Act.

CONTACT:

         After Market Support, LLC
         Justin Davis
         Phone: (866) 441-DFXN (3396)
         jd@aftermarketsupport.com


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